Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-274796) of ODDITY Tech Ltd. pertaining to the:

●	IL Makiage Cosmetics (2013) Ltd. - 2020 Equity Incentive Plan,
●	ODDITY Tech Ltd. 2023 Incentive Award Plan, and
●	ODDITY Tech Ltd. 2023 Employee Share Purchase Plan

of our report dated March 5, 2024, with respect to the consolidated financial statements of ODDITY Tech Ltd. as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, included in the Annual Report on Form 20-F for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KAISIERER
KOST FORER GABBAY & KAISIERER
A Member of EY Global

Tel Aviv, Israel

March 5, 2024